Exhibit 10.1

EXECUTION VERSION

Oaktree Capital Group Holdings, L.P.

333 Grand Avenue, 28th Floor

Los Angeles, CA 90071

March 13, 2019

Oaktree Capital Group LLC

333 Grand Avenue, 28th Floor

Los Angeles, CA 90071

RE: Reimbursement of Termination Fee

Reference is made to that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, supplemented or modified from time to time, the “Merger Agreement”), by and among Oaktree Capital Group LLC, a Delaware limited liability company (the “Company”), Oslo Holdings LLC, a Delaware limited liability company (“SellerCo”), Oslo Holdings Merger Sub LLC, a Delaware limited liability company (“Seller MergerCo”), Brookfield Asset Management Inc., a corporation incorporated under the laws of the Province of Ontario (“Parent”), and Berlin Merger Sub, LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which, and subject to the terms and conditions thereof, among other things, (i) Merger Sub will merge with and into the Company, with the Company continuing as the surviving company and (ii) SellerCo will merge with and into Seller MergerCo, with Seller MergerCo continuing as the surviving company. Capitalized terms used but not otherwise defined in this letter agreement (the “Letter Agreement”) shall have the meanings given to such terms in the Merger Agreement.

WHEREAS, pursuant to Sections 11.04(b) of the Merger Agreement, the Company is required to pay to Parent the Termination Fee in the event that the Merger Agreement is terminated under certain circumstances specified therein;

WHEREAS, pursuant to Section 11.04(c) of the Merger Agreement, if the Company fails promptly to pay the Termination Fee when due in accordance with Section 11.04(b) of the Merger Agreement, the Company is also required to pay to Parent any costs and expenses incurred by Parent in connection with a legal action to enforce the Merger Agreement that results in a judgment against the Company, together with interest on the amount of any unpaid fee, cost or expense at a rate of five percent (5%) per annum (such costs and expenses, the “Additional Termination Costs”);

WHEREAS, Oaktree Capital Group Holdings, L.P. (“Oaktree Partnership”) is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of 13,000 Class A Units of the Company and 85,398,460 Class B Units of the Company; and

WHEREAS, on the terms and subject to the conditions set forth in this Letter Agreement, Oaktree Partnership agrees to reimburse the Company, or to cause one or more Subsidiaries of the Company that is part of the Oaktree Operating Group (as defined in the Operating Agreement) (each such Subsidiary, an “Oaktree OpCo” and collectively, the “Oaktree OpCos”) to reimburse the Company, as applicable, for the Termination Fee, any Additional Termination Costs and any Willful Breach Damages (as defined below).

In consideration of the mutual agreements, provisions and covenants contained in this Letter Agreement and the Merger Agreement, Howard Marks, Bruce Karsh (each, a “Founder”), Oaktree Partnership and the Company hereby agrees as follows:

1.    Reimbursement by Oaktree OpCos. Subject to Section 2 below, if the Company is required to pay to Parent the Termination Fee pursuant to Section 11.04(b)(i) of the Merger Agreement, then Oaktree Partnership and the Company shall take all necessary action to cause the Oaktree OpCos to bear the cost of the Termination Fee (and any Additional Termination Costs or Willful Breach Damages associated therewith) and to pay to the Company by wire transfer of immediately available funds: (a) no later than 12:00 p.m. Eastern time on the Business Day on which the Company shall be obligated to pay the Termination Fee to Parent pursuant to and in accordance with the terms of the Merger Agreement, an amount equal to the Termination Fee; (b) within three Business Days of receiving from the Company a request therefor, an amount equal to the aggregate amount of Additional Termination Costs set forth in such request; and (c) within three Business Days of receiving from the Company a request therefor, an amount equal to the aggregate amount of any liabilities or damages for which the Company becomes liable in accordance with Section 10.02 and Section 11.04(d) of the Merger Agreement in the case of the termination of the Merger Agreement pursuant to Section 10.01(c) thereof resulting from a Willful Breach by the Company (such liabilities or damages contemplated by this clause (c), the “Willful Breach Damages”). Upon receipt by the Company of the amount described in clause (a) of the immediately preceding sentence, the Company shall immediately pay the Termination Fee to Parent. The obligations to pay the amounts contemplated by the first sentence of this Section 1 shall be allocated among the Oaktree OpCos in a manner mutually agreed to by Oaktree Partnership and the Company.

2.    Reimbursement by Founders. Notwithstanding anything to the contrary in Section 1, if the Company is required to pay to Parent the Termination Fee pursuant to Section 11.04(b)(i)(A) of the Merger Agreement as a result of the termination of the Merger Agreement pursuant to Section 10.01(c)(iii) thereof at a time when (i) Parent was not eligible to terminate the Merger Agreement pursuant to Section 10.01(c)(i) or (ii) Parent was eligible to terminate the Merger Agreement pursuant to Section 10.01(c)(i) as a result of a breach of the Merger Agreement, in whole or in part, by, or at the direction of, the Founders), then each Founder shall pay to the Company, by wire transfer of immediately available funds, no later than 12:00 p.m. Eastern time on the Business Day on which the Company shall be obligated to pay the Termination Fee to Parent pursuant to and in accordance with the terms of the Merger Agreement, an amount equal to $112,500,000. The amounts payable pursuant to this Section 2 shall reduce the amounts payable by the Oaktree OpCos pursuant to Section 1 on a dollar-for-dollar basis. The obligations of the Founders pursuant to this Letter Agreement shall be several and not joint.

3.    Acknowledgments. Each of the Company and Oaktree Partnership acknowledges that the agreements contained in this Letter Agreement are an integral part of the transactions contemplated by the Merger Agreement and that, without these agreements, the Company would not enter into the Merger Agreement. Each of the Company and Oaktree Partnership acknowledges and agrees that alternative arrangements for the payment of the Termination Fee, the Additional Termination Costs and Willful Breach Damages to Parent may be made, including the direct payment of such amounts by the Oaktree OpCos, so long as the economic effect of Sections 1 and 2 are preserved.

4.    Entire Agreement. This Letter Agreement, the Merger Agreement and the Support Agreement constitute the entire agreement and understanding between Oaktree Partnership and the Company with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings relating to such subject matter. Neither party hereto shall be liable or bound to the other party hereto in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein and therein.

5.    Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be given by hand delivery, delivery with signature required by a reputable express mail provider, certified mail (return receipt requested) or by e-mail of a PDF document, addressed as follows:

if to the Company, to:

Oaktree Capital Group, LLC

333 Grand Avenue, 28th Floor

Los Angeles, CA 90071

Attention: Todd Molz, General Counsel and Chief Administrative Officer

Email: tmolz@oaktreecapital.com

with a copy, which shall not constitute notice, to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Elizabeth A. Cooper, Benjamin P. Schaye, Thomas A. Wuchenich

Email: ecooper@stblaw.com

ben.schaye@stblaw.com

twuchenich@stblaw.com

if to Oaktree Partnership, to:

Oaktree Capital Group Holdings, L.P.

333 Grand Avenue, 28th Floor

Los Angeles, CA 90071

Attention: Todd Molz, General Counsel and Chief Administrative Officer

Email: tmolz@oaktreecapital.com

with a copy, which shall not constitute notice, to:

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Elizabeth A. Cooper, Benjamin P. Schaye, Thomas A. Wuchenich

Email: ecooper@stblaw.com

ben.schaye@stblaw.com

twuchenich@stblaw.com

or to such other address as such party may hereafter specify for the purpose by notice to the other Parties. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 8:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

6.    Amendment. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties hereto. Any provision of this Agreement may be waived if, but only if, such waiver is in writing and is signed by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law

7.    Binding Effect; Assignment. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Letter Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties and their respective successors and assigns. No party hereto may assign, delegate or otherwise transfer any of its rights or obligations under this Letter Agreement without the consent of the other party hereto. Any purported assignment, delegation or other transfer without such consent shall be null and void ab initio.

8.    Incorporation by Reference. Sections 11.07 through 11.10 and Section 11.12 of the Merger Agreement are incorporated by reference into this Letter Agreement, mutatis mutandis, as if such sections were restated in full, with each reference to “this Agreement” in such Sections of the Merger Agreement being deemed a reference to this Letter Agreement and each reference to “Party” or “Parties” in such Sections of the Merger Agreement being deemed a reference to Oaktree Partnership or the Company, as applicable.

9.    Effect on the Merger Agreement. Except to the extent expressly modified in this Letter Agreement, all of the terms, covenants and other provisions of the Merger Agreement shall continue to be in full force and effect in accordance with their respective terms. In the event of any conflict or inconsistency between the terms of this Letter Agreement, on the one hand, and the terms of the Merger Agreement, on the other hand, the terms of this Letter Agreement will control as between Oaktree Partnership and the Company with respect to the subject matter hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Letter Agreement as of the date first written above.

OAKTREE PARTNERSHIP:

OAKTREE CAPITAL GROUP HOLDINGS, L.P.

By:	OAKTREE CAPITAL GROUP HOLDINGS GP, LLC, its General Partner

	By:	/s/ Jay Wintrob
Name: Jay Wintrob
Title: Chief Executive Officer

	By:	/s/ Todd Molz
Name: Todd Molz
Title: General Counsel and Chief Administrative Officer

Acknowledged and agreed:

COMPANY:

OAKTREE CAPITAL GROUP, LLC

	By:	/s/ Jay Wintrob
Name: Jay Wintrob
Title: Chief Executive Officer

	By:	/s/ Todd Molz
Name: Todd Molz
Title: General Counsel and Chief Administrative Officer

FOUNDERS:

/s/ Howard Marks
Howard Marks

/s/ Bruce Karsh
Bruce Karsh

[Signature Page to the Reimbursement of Termination Fee]